UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   James Henry Hance, Jr.
   424 Eastover Rd.
   NC, Charlotte 28207
2. Issuer Name and Ticker or Trading Symbol
   BANK OF AMERICA CORPORATION (BAC)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   2/18/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice Chairman and Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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Common Stock        |2/18/ |      |G   |V|1400              |D  |           |283968             |D     |                           |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
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Common Stock        |2/18/ |      |G   |V|100               |A  |           |495                |I     |By Child, Blair            |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
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Common Stock        |2/18/ |      |G   |V|100               |A  |           |495 1              |I     |By Child, Meredith         |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
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Common Stock        |2/18/ |      |G   |V|1000              |A  |           |6000               |I     |By Spouse, Beverly         |
                    |2003  |      |    | |                  |   |           |                   |      |                           |
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Common Stock        |12/31/|      |J   |V|1586.468          |A  |           |4852.1329          |I     |Thrift Trust               |
                    | 2002 |      |2   | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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Preferred, Se|        |       |      |    | |           |   |     |     |Common Stock|       |       |285.2       |D  |            |
ries C       |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Option, Right|$61.36  |       |      |    | |           |   |     |2/01/|Common Stock|       |       |450000      |D  |            |
 to Buy      |        |       |      |    | |           |   |     |2012 |            |       |       |            |   |            |
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Option, Right|$70.03  |       |      |    | |           |   |     |02/03|Common Stock|       |       |100000      |D  |            |
 to buy      |        |       |      |    | |           |   |     |/2013|            |       |       |            |   |            |
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Restricted St|$68.87  |2/14/ 2|      |A   | |96898      |A  |3    |2/14/|Common Stock|96898  |$68.87 |96898       |D  |            |
ock Units    |        |003    |      |    | |           |   |     |2006 |            |       |       |            |   |            |
             |        |       |      |    | |           |   |     |3    |            |       |       |            |   |            |
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Option, Right|$26.8125|       |      |    | |           |   |     |7/01/|Common Stock|       |       |400000      |D  |            |
 to Buy      |        |       |      |    | |           |   |     |2005 |            |       |       |            |   |            |
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Option, Right|$65.375 |       |      |    | |           |   |     |7/01/|Common Stock|       |       |90000       |D  |            |
 to Buy      |        |       |      |    | |           |   |     |2007 |            |       |       |            |   |            |
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Option, Right|$79.9375|       |      |    | |           |   |     |7/01/|Common Stock|       |       |300000      |D  |            |
 to Buy      |        |       |      |    | |           |   |     |2008 |            |       |       |            |   |            |
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Restricted St|1 for 1 |       |      |    | |           |   |     |7/01/|Common Stock|       |       |300000      |D  |            |
ock Units    |        |       |      |    | |           |   |     |2004 |            |       |       |            |   |            |
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Option, Right|$74.50  |       |      |    | |           |   |     |7/01/|Common Stock|       |       |1000000     |D  |            |
 to Buy      |        |       |      |    | |           |   |     |2009 |            |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. The reporting person acquired beneficial ownership of these shares upon the return of his daughter to his home.
2. Shares acquired were exempt acquisitions pursuant to Rule 16b-3(c) under Bank of America Corporation 401(k) Plan.
3. These restricted stock units, which are exempt under Rule 16b-3(d), vest on the third anniversary of the grant date.
SIGNATURE OF REPORTING PERSON
James Henry Hance, Jr.
James Henry Hance, Jr.